NEWS

Charter Announces Fourth Quarter and Full Year 2012 Results
Progress on New Operating Strategies Delivers Results

Stamford, Connecticut - February 22, 2013 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and twelve months ended December 31, 2012.

Key highlights:

•
Fourth quarter 2012 residential customer relationships increased by 20,000, a four-fold increase over the fourth quarter of 2011. Residential customer relationships grew by 108,000 in 2012, compared to a loss of 20,000 in 2011.

•
Revenues grew to $1.913 billion in the fourth quarter of 2012, up 4.3% as compared to the prior-year period, driven by growth in Internet and commercial customers, and higher sales of video and advertising. Total revenues for the full year rose 3.9% on a pro forma[1] basis and 4.2% on an actual basis.

•	Residential Internet revenues rose 9.0% in the fourth quarter, compared to the year-ago quarter as Charter added 293,000 Internet customers over the past twelve months, 28% more than in 2011.

•
Commercial revenues grew 20.4% in the fourth quarter, supported by growth across all segments, marking the seventh consecutive quarter of growth in excess of 20%. Full year commercial revenues increased 20.7% on a pro forma basis and 21.0% on an actual basis.

•
Adjusted EBITDA[2] for the fourth quarter increased to $698 million, up 1.7% compared to prior year. Fourth quarter net loss totaled $40 million, compared to $67 million in the comparable prior-year period.

•
Free cash flow[2] for the quarter was $33 million and net cash flows from operating activities totaled $485 million. Free cash flow for the year was $144 million and cash flows from operating activities were $1.876 billion.

“Our fourth quarter results provide early evidence that our strategic changes are working as planned,” said Tom Rutledge, Charter President and CEO.  “We are providing a more competitive product and service, and as a result, customer relationships are growing and underlying subscription revenue is accelerating. Across both our residential and commercial businesses, our strategies are designed to drive higher market penetration and sustainable growth.”

1 Pro forma results are described below in the "Use of Non-GAAP Financial Metrics" section and are provided in the addendum of this news release.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	December 31, 2012 (a)	December 31, 2011 (a)	Y/Y Change
Footprint
Estimated Video Passings (b)	12,112	12,013	1%
Estimated Internet Passings (b)	11,810	11,692	1%
Estimated Telephone Passings (b)	11,139	10,891	2%

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	34.3%	35.9%	-1.6 ppts
Internet Penetration of Estimated Internet Passings (c)	33.7%	31.3%	2.4 ppts
Telephone Penetration of Estimated Telephone Passings (c)	18.1%	17.2%	0.9 ppts

Residential
Residential Customer Relationships (d)	5,035	4,927	2%
Residential Non-Video Customers	1,046	783	34%
% Non-Video	20.8%	15.9%	4.9 ppts

Customers
Video (e)	3,989	4,144	-4%
Internet (f)	3,785	3,492	8%
Telephone (g)	1,914	1,791	7%
Residential PSUs (h)	9,688	9,427	3%
Residential PSU / Customer Relationships (d)(h)	1.92	1.91

Quarterly Net Additions/(Losses) (i)
Video (e)	(36)	(44)	18%
Internet (f)	54	68	-21%
Telephone (g)	34	27	26%
Residential PSUs (h)	52	51	2%

Single Play Penetration (j)	37.6%	37.7%	-0.1 ppts
Double Play Penetration (k)	32.5%	33.2%	-0.7 ppts
Triple Play Penetration (l)	29.9%	29.1%	0.8 ppts
Digital Penetration (m)	86.9%	82.0%	4.9 ppts

Revenue per Customer Relationship (n)	$105.78	$105.73	—

Commercial
Commercial Customer Relationships (d)(o)	325	298	9%

Customers
Video (o)	169	170	-1%
Internet (f)	193	163	18%
Telephone (g)	105	79	33%
Commercial PSUs (h)	467	412	13%

Quarterly Net Additions/(Losses) (i)
Video (o)	(3)	(3)	—
Internet (f)	7	7	—
Telephone (g)	6	5	20%
Commercial PSUs (h)	10	9	11%

Footnotes
In thousands, except ARPU and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

During 2012, we implemented several new operating strategies to further position Charter for growth. We made significant progress in enhancing our product set and changing the way we do business to better serve our customers.  At mid-year 2012, we implemented new pricing and packaging of our residential offerings and revamped our go-to-market approach, both designed to increase the penetration of our products and to produce a higher quality, longer-term relationship with our customers. As a result of these new operating strategies, in the second half of 2012, we grew our triple play penetration by 110 basis points, from 28.8% to 29.9%. This compares to an increase of 40 basis points in the second half of 2011.

In the fourth quarter of 2012, we grew residential customer relationships 20,000, up from a gain of 5,000 in the fourth quarter last year. Residential PSUs increased by 52,000, in line with the gain in the year-ago quarter. We added 4,000 commercial customer relationships in the fourth quarter of 2012 compared to 3,000 in the prior-year quarter.

Residential video customers decreased by 36,000 in the fourth quarter of 2012, 18% better than the decline of 44,000 last year. In 2011, we lost 192,000 expanded basic video customers and in 2012, we reduced that loss to 12,000. The year-over-year improvement was driven by a combination of factors including our enhanced video product, which now includes over 100 HD channels, and the transition to new selling methods.

We added 54,000 residential Internet customers in the fourth quarter of 2012 compared to 68,000 a year ago. With our new pricing and packing, we no longer offered deeply discounted standalone offers as compared to the fourth quarter of 2011, when we actively marketed a $19.99 promotional offer for Internet service, as well as a low-priced double play Internet and phone offer.

Fourth quarter residential revenue per customer relationship totaled $105.78, up slightly from $105.73 in 2011, reflecting better product sell-in offset by entry-level pricing.

Fourth Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended December 31,
	2012	2011
	Actual	Actual	% Change
REVENUES:
Video	$927	$902	2.8%
Internet	482	442	9.0%
Telephone	186	217	(14.3)%
Commercial	177	147	20.4%
Advertising sales	96	81	18.5%
Other	45	45	—%
Total Revenues	1,913	1,834	4.3%

COSTS AND EXPENSES:
Total operating costs and expenses (excluding depreciation and amortization)	1,215	1,148	5.8%

Adjusted EBITDA	$698	$686	1.7%

Adjusted EBITDA margin	36.5%	37.4%

Capital Expenditures	$449	$327
% Total Revenues	23.5%	17.8%

Net loss	$(40)	$(67)
Loss per common share, basic and diluted	$(0.41)	$(0.63)

Net cash flows from operating activities	$485	$425
Free cash flow	$33	$166

Revenue

Fourth quarter 2012 revenues were $1.913 billion, up 4.3% compared to the year-ago quarter, due to growth in video, Internet, commercial and advertising revenues.

Video revenues totaled $927 million in the fourth quarter, an increase of 2.8% compared to the prior-year period. Video revenue growth was driven by price increases and higher sales of DVR and HD services, partially offset by a decrease in residential video customers.

Internet revenues grew 9.0% compared to the year-ago quarter to $482 million, driven by an 8.4% increase in our Internet customer base. Telephone revenues totaled $186 million, down 14.3% over fourth quarter 2011 due to value-based pricing and revenue allocation in multi-product packages, partially offset by the addition of 123,000 phone customers in the last twelve months.

With 20.4% year-over-year growth, commercial revenues rose to $177 million, reflecting higher sales to small and medium businesses and carrier customers.

Fourth quarter advertising sales revenues of $96 million increased 18.5% compared to the year-ago quarter, and benefited from the November political election and from strength in the automotive sector.

Operating Costs and Expenses

Fourth quarter total operating costs and expenses increased 5.8% compared to the year-ago period, reflecting increases in programming expenses and costs to service customers. Fourth quarter programming expenses increased $26 million year-over-year, reflecting contractual programming increases, partially offset by customer losses. Costs to service our customers increased during the fourth quarter of 2012 primarily from greater spending on preventive maintenance.

Adjusted EBITDA

Fourth quarter adjusted EBITDA of $698 million increased 1.7% compared to the year-ago quarter. Adjusted EBITDA margin declined to 36.5% for the fourth quarter of 2012 compared to 37.4% in the year-ago quarter.

Net Loss

Net loss totaled $40 million in the fourth quarter of 2012, an improvement compared to $67 million in the year-ago period. Our net loss improvement reflects our lower interest expense and a gain realized on the extinguishment of debt in the fourth quarter of 2012, partly offset by higher depreciation and amortization. Net loss per common share was $0.41 in the fourth quarter of 2012 compared to $0.63 during the same period last year. The decrease is a result of our lower net loss in the fourth quarter of 2012, partially offset by a decrease in our weighted average shares outstanding as a result of share repurchases in 2011.

Capital Expenditures

Property, plant and equipment expenditures were $449 million in the fourth quarter of 2012, compared to $327 million in 2011. The increase was primarily driven by investments in customer premise equipment ("CPE"), upgrade and rebuild, commercial growth and support capital. The CPE expenditures included higher set-top box placement in new and existing customer homes. During the quarter we also completed higher levels of plant replacement in select regions of Charter's network that have historically performed below the rest of our systems. Support capital expenditures increased due to fleet replacement and real estate expenditures related to our organizational realignment.

Cash Flow

During the fourth quarter of 2012, net cash flows from operating activities totaled $485 million, compared to $425 million in the fourth quarter of 2011. The increase in net cash flows from operating activities was primarily driven by the timing of trade working capital and an increase in adjusted EBITDA.

Free cash flow for the fourth quarter of 2012 was $33 million, compared to $166 million during the same period last year. The decrease was primarily the result of higher capital expenditures.

In the fourth quarter of 2012, Charter redeemed the remaining $1.1 billion of 13.5% senior notes due 2016 and repaid $750 million of bank debt. Charter also issued $1.0 billion of 5.125% senior unsecured notes due 2023 in the fourth quarter of 2012.

Year to Date Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Year Ended December 31,
	2012	2011		2011
	Actual	Pro forma	% Change	Actual	% Change
REVENUES:
Video	$3,639	$3,652	(0.4)%	$3,639	—%
Internet	1,866	1,713	8.9%	1,708	9.3%
Telephone	828	859	(3.6)%	858	(3.5)%
Commercial	658	545	20.7%	544	21.0%
Advertising sales	334	292	14.4%	292	14.4%
Other	179	163	9.8%	163	9.8%
Total Revenues	7,504	7,224	3.9%	7,204	4.2%

COSTS AND EXPENSES:
Total operating costs and expenses (excluding depreciation and amortization)	4,810	4,544	5.9%	4,529	6.2%

Adjusted EBITDA	$2,694	$2,680	0.5%	$2,675	0.7%

Adjusted EBITDA margin	35.9%	37.1%		37.1%

Capital Expenditures	$1,745	$1,311		$1,311
% Total Revenues	23.3%	18.1%		18.2%

Net loss	$(304)	$(370)		$(369)
Loss per common share, basic and diluted	$(3.05)	$(3.39)		$(3.39)

Net cash flows from operating activities	$1,876	$1,742		$1,737
Free cash flow	$144	$488		$483

Revenue

For the year ended December 31, 2012, revenues rose to $7.504 billion, up 3.9% on a pro forma basis, and 4.2% on an actual basis, compared to the prior year. We continued to grow our Internet and commercial businesses, and advertising was supported by a political election year and strength in the automotive segment.

Operating Costs and Expenses

Operating costs and expenses totaled $4.810 billion in 2012, an increase of 5.9% on a pro forma basis, and 6.2% on an actual basis compared to 2011, due to higher programming costs, increased maintenance and marketing expenses, increased service labor costs, and higher costs associated with growing our commercial business.

Adjusted EBITDA

Adjusted EBITDA was $2.694 billion for the year ended December 31, 2012, an increase of 0.5% compared to 2011 on a pro forma basis, and 0.7% on an actual basis. Charter's adjusted EBITDA margin declined to 35.9% in 2012 compared to an adjusted EBITDA margin of 37.1% on a pro forma and actual basis in 2011.

Net Loss

For the year ended December 31, 2012, net loss was $304 million, compared to $370 million on a pro forma basis, and $369 million on an actual basis for the same period last year. Net loss per common share was $3.05 for the year ended December 31, 2012, compared to $3.39 on a pro forma and actual basis during the same period last year.

Capital Expenditures

Property, plant and equipment expenditures for the year ended December 31, 2012, totaled $1.745 billion, compared to $1.311 billion in the same period last year. The increase related to higher residential and commercial customer growth as well as higher set-top box placement in existing homes, investments in plant to improve service reliability, and expenditures for fleet replacement and real estate related to our organizational realignment.

In 2013, we expect capital expenditures to be approximately $1.7 billion, excluding the impact of acquisitions. We anticipate 2013 capital expenditures to be driven by the deployment of additional set-top boxes in new and existing customer homes, growth in our commercial business, and further spend related to plant reliability, back-office support and our organizational realignment. The actual amount of our capital expenditures will depend on a number of factors including the growth rates of both our residential and commercial businesses, and the pace at which we progress to all-digital transmission.

Cash Flow

Net cash flows from operating activities were $1.876 billion, compared to $1.742 billion on a pro forma basis and $1.737 billion on an actual basis in 2011.

Free cash flow for the year ended December 31, 2012 was $144 million, compared to $488 million on a pro forma basis and $483 million on an actual basis in the same period last year. The decrease in free cash flow was primarily due to an increase in capital expenditures partially offset by higher cash flow from operating activities.

Liquidity

Total principal amount of debt was approximately $12.9 billion as of December 31, 2012. At the end of the year, we had $7 million of cash and cash equivalents, $27 million of restricted cash and cash equivalents, and our credit facilities provided us with approximately $960 million of available liquidity.

Conference Call

Charter will host a conference call on Friday, February 22, 2013 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 83494589.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on March 21, 2013. The conference ID code for the replay is 83494589.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-K for year ended December 31, 2012 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, (gain) loss on extinguishment of debt, and other operating (income) expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. Adjusted EBITDA is used by management and the Company's Board to evaluate the performance of the Company's business. However, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. Management evaluates these costs through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

The Company believes that adjusted EBITDA and free cash flow provide information useful to investors in assessing Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $49 million and $41 million for the three months ended December 31, 2012 and 2011, respectively, and $191 million and $151 million for the year ended December 31, 2012 and 2011, respectively.

In addition to the actual results for the three and twelve months ended December 31, 2012 and 2011, we have provided pro forma results in this release for the twelve months ended December 31, 2011. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011. Pro forma statements of operations for the twelve months ended December 31, 2011 are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Anita Lamont	Robin Gutzler
314-543-2215	314-543-2389

Stefan Anninger
203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning," "designed," "create" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies;

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011		2012	2011
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$927	$902	2.8%	$3,639	$3,639	—%
Internet	482	442	9.0%	1,866	1,708	9.3%
Telephone	186	217	(14.3)%	828	858	(3.5)%
Commercial	177	147	20.4%	658	544	21.0%
Advertising sales	96	81	18.5%	334	292	14.4%
Other	45	45	—%	179	163	9.8%
Total Revenues	1,913	1,834	4.3%	7,504	7,204	4.2%

COSTS AND EXPENSES:
Programming	495	469	5.5%	1,979	1,872	5.7%
Franchises, regulatory and connectivity	92	90	2.2%	369	359	2.8%
Costs to service customers	357	325	9.8%	1,363	1,268	7.5%
Marketing	98	96	2.1%	422	387	9.0%
Other	173	168	3.0%	677	643	5.3%
Total operating costs and expenses (excluding depreciation and amortization)	1,215	1,148	5.8%	4,810	4,529	6.2%

Adjusted EBITDA	698	686	1.7%	2,694	2,675	0.7%

Adjusted EBITDA margin	36.5%	37.4%		35.9%	37.1%

Depreciation and amortization	466	411		1,713	1,592
Stock compensation expense	13	10		50	35
Other operating expenses, net	13	—		15	7

Income from operations	206	265		916	1,041

OTHER EXPENSES:
Interest expense, net	(216)	(245)		(907)	(963)
Gain (loss) on extinguishment of debt	19	(19)		(55)	(143)
Other expense, net	—	(1)		(1)	(5)
	(197)	(265)		(963)	(1,111)

Income (loss) before income taxes	9	—		(47)	(70)

Income tax expense	(49)	(67)		(257)	(299)

Net loss	$(40)	$(67)		$(304)	$(369)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.41)	$(0.63)		$(3.05)	$(3.39)

Weighted average common shares outstanding, basic and diluted	100,003,344	105,503,936		99,657,989	108,948,554

Certain prior year amounts have been reclassified to conform with the 2012 presentation, including the reflection of revenues earned from customers residing in multi-dwelling residential structures from commercial revenues to video and Internet revenues and marketing expense to include residential and commercial labor.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Fourth Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Year Ended December 31,
	2012	2011
	Actual	Pro Forma (a)	% Change
REVENUES:
Video	$3,639	$3,652	(0.4)%
Internet	1,866	1,713	8.9%
Telephone	828	859	(3.6)%
Commercial	658	545	20.7%
Advertising sales	334	292	14.4%
Other	179	163	9.8%
Total Revenues	7,504	7,224	3.9%

COSTS AND EXPENSES:
Programming	1,979	1,879	5.3%
Franchises, regulatory and connectivity	369	361	2.2%
Costs to service customers	1,363	1,273	7.1%
Marketing	422	388	8.8%
Other	677	643	5.3%
Total operating costs and expenses (excluding depreciation and amortization)	4,810	4,544	5.9%

Adjusted EBITDA	2,694	2,680	0.5%

Adjusted EBITDA margin	35.9%	37.1%

Depreciation and amortization	1,713	1,598
Stock compensation expense	50	35
Other operating expenses, net	15	7

Income from operations	916	1,040

OTHER EXPENSES:
Interest expense, net	(907)	(963)
Loss on extinguishment of debt	(55)	(143)
Other expense, net	(1)	(5)
	(963)	(1,111)

Loss before income taxes	(47)	(71)

Income tax expense	(257)	(299)

Net loss	$(304)	$(370)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(3.05)	$(3.39)

Weighted average common shares outstanding, basic and diluted	99,657,989	108,948,554

(a) Pro forma results reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011.

Pro forma revenues, operating costs and expenses and net loss increased by $20 million, $15 million and $1 million, respectively, for the year ended December 31, 2011.

Certain prior year amounts have been reclassified to conform with the 2012 presentation, including the reflection of revenues earned from customers residing in multi-dwelling residential structures from commercial revenues to video and Internet revenues and marketing expense to include residential and commercial labor.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Fourth Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7	$2
Restricted cash and cash equivalents	27	27
Accounts receivable, net	234	268
Prepaid expenses and other current assets	65	60
Total current assets	333	357

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	7,206	6,897
Franchises	5,287	5,288
Customer relationships, net	1,424	1,704
Goodwill	953	954
Total investment in cable properties, net	14,870	14,843

OTHER NONCURRENT ASSETS	396	401

Total assets	$15,599	$15,601

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,224	$1,157
Total current liabilities	1,224	1,157

LONG-TERM DEBT	12,808	12,856
DEFERRED INCOME TAXES	1,122	847
OTHER LONG-TERM LIABILITIES	296	332

SHAREHOLDERS’ EQUITY	149	409

Total liabilities and shareholders’ equity	$15,599	$15,601

Addendum to Charter Communications, Inc. Fourth Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(40)	$(67)	$(304)	$(369)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	466	411	1,713	1,592
Noncash interest expense	12	7	45	34
(Gain) loss on extinguishment of debt	(19)	19	55	143
Deferred income taxes	47	65	250	290
Other, net	20	7	45	33
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	16	(19)	34	(24)
Prepaid expenses and other assets	4	5	(8)	1
Accounts payable, accrued liabilities and other	(21)	(3)	46	37
Net cash flows from operating activities	485	425	1,876	1,737

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(449)	(327)	(1,745)	(1,311)
Change in accrued expenses related to capital expenditures	(3)	68	13	57
Sales (purchases) of cable systems, net	—	—	19	(88)
Other, net	(6)	(4)	(24)	(24)
Net cash flows from investing activities	(458)	(263)	(1,737)	(1,366)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,477	1,688	5,830	5,489
Repayments of long-term debt	(2,347)	(1,427)	(5,901)	(5,072)
Payments for debt issuance costs	(12)	(19)	(53)	(62)
Purchase of treasury stock	(7)	(410)	(11)	(733)
Other, net	1	3	1	5
Net cash flows from financing activities	(888)	(165)	(134)	(373)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(861)	(3)	5	(2)
CASH AND CASH EQUIVALENTS, beginning of period	868	5	2	4
CASH AND CASH EQUIVALENTS, end of period	$7	$2	$7	$2

CASH PAID FOR INTEREST	$257	$250	$904	$899

Addendum to Charter Communications, Inc. Fourth Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except ARPU and penetration data)

	Approximate as of
	December 31, 2012 (a)	September 30, 2012 (a)	December 31, 2011 (a)
Footprint
Estimated Video Passings (b)	12,112	12,072	12,013
Estimated Internet Passings (b)	11,810	11,759	11,692
Estimated Telephone Passings (b)	11,139	11,018	10,891

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	34.3%	34.8%	35.9%
Internet Penetration of Estimated Internet Passings (c)	33.7%	33.3%	31.3%
Telephone Penetration of Estimated Telephone Passings (c)	18.1%	18.0%	17.2%

Residential
Residential Customer Relationships (d)	5,035	5,015	4,927
Residential Non-Video Customers	1,046	990	783
% Non-Video	20.8%	19.7%	15.9%

Customers
Video (e)	3,989	4,025	4,144
Internet (f)	3,785	3,731	3,492
Telephone (g)	1,914	1,880	1,791
Residential PSUs (h)	9,688	9,636	9,427
Residential PSU / Customer Relationships (d)(h)	1.92	1.92	1.91
Quarterly Net Additions/(Losses) (i)
Video (e)	(36)	(73)	(44)
Internet (f)	54	69	68
Telephone (g)	34	52	27
Residential PSUs (h)	52	48	51

Single Play Penetration (j)	37.6%	37.4%	37.7%
Double Play Penetration (k)	32.5%	33.0%	33.2%
Triple Play Penetration (l)	29.9%	29.6%	29.1%
Digital Penetration (m)	86.9%	86.2%	82.0%

Revenue per Customer Relationship (n)	$105.78	$105.39	$105.73

Commercial
Commercial Customer Relationships (d)(o)	325	321	298

Customers
Video (o)	169	172	170
Internet (f)	193	186	163
Telephone (g)	105	99	79
Commercial PSUs (h)	467	457	412
Quarterly Net Additions/(Losses) (i)
Video (o)	(3)	1	(3)
Internet (f)	7	9	7
Telephone (g)	6	8	5
Commercial PSUs (h)	10	18	9

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Fourth Quarter 2012 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at December 31, 2012, September 30, 2012 and December 31, 2011, customers include approximately 18,400, 16,900 and 18,600 customers, respectively, whose accounts were over 60 days past due in payment, approximately 2,600, 3,400 and 2,500 customers, respectively, whose accounts were over 90 days past due in payment and approximately 1,700, 1,600 and 1,400 customers, respectively, whose accounts were over 120 days past due in payment.

(b)
"Passings” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	"Penetration" represents residential and commercial customers as a percentage of estimated passings for the service indicated.

(d)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and phone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA). Commercial customer relationships includes video customers in commercial structures, which are calculated on an EBU basis (see footnote (o)) and non-video commercial customer relationships.

(e)
"Video Customers” represent those customers who subscribe to our video services. Effective January 1, 2012, Charter revised its reporting of customers whereby customers residing in multi-dwelling residential structures are now included in residential video customers rather than commercial video customers. Further, residential video customers are no longer calculated on an EBU (see footnote (o)) basis but are based on separate billing relationships. The impact of these changes increased residential video customers and reduced commercial video customers, with an overall net decrease to total video customers. Prior periods were reclassified to conform to the 2012 presentation.

(f)	"Internet Customers" represent those customers who subscribe to our Internet service.

(g)	"Telephone Customers" represent those customers who subscribe to our telephone service.

(h)	"Primary Service Units" or "PSUs" represent the total of video, Internet and phone customers.

(i)	"Quarterly Net Additions/(Losses)" represent the net gain or loss in the respective quarter for the service indicated.

(j)	"Single Play Penetration" represents residential customers receiving only one of Charter service offerings, including video, Internet or phone, as a % of residential customer relationships.

(k)	"Double Play Penetration" represents residential customers receiving only two of Charter service offerings, including video, Internet and/or phone, as a % of residential customer relationships.

(l)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and phone, as a % of residential customer relationships.

(m)	"Digital Penetration" represents the number of residential digital video RGUs as a percentage of residential video customers.

(n)
"Revenue per Customer Relationship" is calculated as total residential video, Internet and phone quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(o)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators (MSOs). As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers.

Addendum to Charter Communications, Inc. Fourth Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	Actual	Actual	Actual	Actual

Net loss	$(40)	$(67)	$(304)	$(369)
Plus: Interest expense, net	216	245	907	963
Income tax expense	49	67	257	299
Depreciation and amortization	466	411	1,713	1,592
Stock compensation expense	13	10	50	35
(Gain) loss on extinguishment of debt	(19)	19	55	143
Other, net	13	1	16	12

Adjusted EBITDA (b)	698	686	2,694	2,675
Less: Purchases of property, plant and equipment	(449)	(327)	(1,745)	(1,311)

Adjusted EBITDA less capital expenditures	$249	$359	$949	$1,364

Net cash flows from operating activities	$485	$425	$1,876	$1,737
Less: Purchases of property, plant and equipment	(449)	(327)	(1,745)	(1,311)
Change in accrued expenses related to capital expenditures	(3)	68	13	57

Free cash flow	$33	$166	$144	$483

			Year Ended December 31,
			2012	2011
			Actual	Pro forma (a)

Net loss			$(304)	$(370)
Plus: Interest expense, net			907	963
Income tax expense			257	299
Depreciation and amortization			1,713	1,598
Stock compensation expense			50	35
Loss on extinguishment of debt			55	143
Other, net			16	12

Adjusted EBITDA (b)			2,694	2,680
Less: Purchases of property, plant and equipment			(1,745)	(1,311)

Adjusted EBITDA less capital expenditures			$949	$1,369

Net cash flows from operating activities			$1,876	$1,742
Less: Purchases of property, plant and equipment			(1,745)	(1,311)
Change in accrued expenses related to capital expenditures			13	57

Free cash flow			$144	$488

(a) Pro forma results reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011.

(b) See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Customer premise equipment (a)	$162	$115	$803	$585
Scalable infrastructure (b)	92	82	412	347
Line extensions (c)	56	39	167	117
Upgrade/Rebuild (d)	69	34	197	130
Support capital (e)	70	57	166	132

Total capital expenditures (f)	$449	$327	$1,745	$1,311

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures includes $88 million and $75 million of capital expenditures related to commercial services for the three months ended December 31, 2012 and 2011, respectively, and $269 million and $195 million for the year ended December 31, 2012 and 2011.

Certain prior period amounts have been reclassified to conform with the 2012 presentation.

Addendum to Charter Communications, Inc. Fourth Quarter 2012 Earnings Release